UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
March 27, 2019
CAMPBELL SOUP COMPANY

New Jersey	1-3822	21-0419870
State of Incorporation	Commission File Number	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) On March 27, 2019, Les C. Vinney notified the Board of Directors (the "Board") of Campbell Soup Company (the "Company") of his intention to retire as a member of the Board, effective as of April 15, 2019.
Also on March 27, 2019, Sara Mathew notified the Board of her intention to retire as a member of the Board, effective as of April 15, 2019. Ms. Mathew is a member of the Audit Committee and the Finance and Corporate Development Committee of the Board.
Mr. Vinney's and Ms. Mathew's retirements are not the result of any disagreement with the Company regarding its operations, policies or practices.
On April 1, 2019, the Company eliminated the role of Chief Operating Officer. Luca Mignini, formerly Senior Vice President and Chief Operating Officer, has transitioned to the role of Executive Vice President - Strategic Initiatives. Mr. Mignini is expected to remain in this new role until August 1, 2019, at which time his role will be eliminated.
(d) Pursuant to the Support Agreement, dated November 26, 2018, by and among the Company, Third Point LLC, Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Enhanced L.P., Third Point Advisors LLC, Third Point Advisors II LLC (collectively, "Third Point"), and the Revocable Trust of George Strawbridge, Jr., the Company agreed to add a new director to its Board by its May 2019 meeting and to consult with Third Point with respect to the appointment of this additional director. After consulting with Third Point, on March 27, 2019, the Board of the Company elected John P. Bilbrey as a director, effective as of May 22, 2019. The committees of the Board that Mr. Bilbrey will serve on have not yet been determined.
Mr. Bilbrey will be paid a pro-rated Board retainer in accordance with the Company's 2019 non-employee director compensation program, described in Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 2018, which was filed with the Securities and Exchange Commission on December 6, 2018 and is incorporated herein by reference.
No arrangement or understanding exists between Mr. Bilbrey and any other person pursuant to which Mr. Bilbrey was selected as a director, and there are no transactions which would require disclosure under Item 404(a) of Regulation S-K.
(e) On March 27, 2019, the Compensation and Organization Committee of the Board (the "Compensation Committee") adopted the Campbell Soup Company Executive Severance Pay Plan (the "Executive Severance Plan"). The Compensation Committee designated each of the Company's executive officers as participants of the Executive Severance Plan.
The Executive Severance Plan provides benefits to executive officers that are substantially consistent with the benefits provided to such executives under the Campbell Soup Company Severance Pay Plan for Salaried Employees, as amended and restated effective January 1, 2011 and amended thereafter (the "Severance Plan for Salaried Employees"), except that the Executive Severance Plan provides severance and other benefits generally in the event of an involuntary termination by the Company without "Cause" (as defined in the Executive Severance Plan).  Any benefits provided under the Executive Severance Plan are in lieu of any benefits provided under the Severance Plan for Salaried Employees.

If an executive officer is terminated by the Company without Cause and the termination is not an ineligible termination, the executive officer will be entitled to the following: (1) severance payments in an amount equal to one-hundred and four (104) weeks of the executive officer’s then annual base salary; (2) continued participation in the employee health care plan maintained by the Company upon the same terms and conditions in effect from time to time for active employees of the Company until the earlier of (x) the second anniversary of such termination of employment and (y) the date the executive officer becomes eligible to be covered under another employer’s health care plan; and (3) Company-paid outplacement services in accordance with Company policy in effect at that time.

The foregoing description of the Executive Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Severance Plan, which is attached hereto as Exhibit 10 and incorporated herein by reference.

Item 8.01 - Other Events
On April 1, 2018, Carlos Abrams-Rivera, President - Campbell Snacks, was promoted to Senior Vice President and President - Campbell Snacks, and Roberto Leopardi, President - Campbell Meals and Beverages, was promoted to Senior Vice President and President - Campbell Meals and Beverages. Both now report to Mark Clouse, President and Chief Executive Officer of the Company, and are now members of the Campbell Leadership Team and executive officers of the Company.
Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

10+    Campbell Soup Company Executive Severance Pay Plan.

+This exhibit is a management contract or compensatory plan or arrangement.

EXHIBIT INDEX

Exhibit No.

10+	Campbell Soup Company Executive Severance Pay Plan.
+This exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY
(Registrant)

Date: April 2, 2019	By:	/s/ Charles A. Brawley, III
Charles A. Brawley, III
Vice President, Corporate Secretary and Deputy General Counsel